PRESS RELEASE
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                                 195 Montague Street Brooklyn, New York 11201



INDEPENDENCE COMMUNITY BANK CORP. COMPLETES ACQUISITION OF BROAD NATIONAL
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BANCORPORATION
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Brooklyn, NY, August 2, 1999.  Independence Community Bank Corp.
("Independence") (NASDAQ: ICBC), the holding company for Independence Community Bank (the "Bank"), announced today the successful completion of its acquisition of Broad National Bancorporation ("Broad") (Nasdaq: BNBC) and the merger of Broad's wholly owned subsidiary, Broad National Bank ("Broad National") with and into the Bank, all effective as of July 31, 1999.

Charles J. Hamm, Chairman of the Board, President and Chief Executive Officer of Independence stated, "We are very pleased to welcome the former customers and stockholders of Broad and Broad National to our company. We are confident that this transaction will enhance shareholder value and provide long-term benefits for our customers and the communities we serve."

Donald M. Karp, Chairman and Chief Executive Officer of Broad National Bank said that he was very happy that the merger had been finalized and that a Bank of the stature and community awareness of Independence Community Bank was coming to New Jersey. Broad National Bank in its 74 plus years became the largest and oldest Bank headquartered in Newark, a city now undergoing great growth and activity. He is especially pleased that few employees were displaced by the merger and that there is every reason to believe that the high standards of personal service to which Broad has adhered will continue in the future.

Under the terms of the Agreement and Plan of Merger between Independence and Broad dated February 1, 1999 (the "Agreement"), the merger consideration was to consist of approximately 50% Independence common stock and approximately 50% cash. As a result of the recently completed election procedures and in accordance with the terms of a formula set forth in the Agreement, each Broad stockholder who submitted a valid election for stock consideration will receive 1.9859 shares of Independence common stock for each share of Broad common stock, plus cash in lieu of any fractional shares, and each Broad stockholder who submitted a valid election for cash consideration will receive $26.50 per share of Broad common stock except that Broad stockholders who elected to receive cash as any portion of their consideration for their Broad shares will receive a portion of such consideration in the form of Independence common stock (the "Consideration Adjustment") in accordance with the terms of the Agreement. To the extent that certain Broad stockholders may have elected to receive some combination of stock and cash consideration in exchange for their shares of Broad common stock, such individuals will receive the entire portion of their stock election in the form of 1.9859 shares of Independence common stock for each share of Broad common stock, plus cash in lieu of any fractional shares and the cash portion of their election will be subject to the Consideration Adjustment described above. The remaining shares of Broad common stock for which a valid election was not submitted have been converted into the right to receive 1.9859 shares of Independence common stock for each share of Broad common stock, plus cash in lieu of any fractional shares.

The acquisition will be accounted for as a purchase and will be immediately accretive to cash earnings and is expected to be accretive to reported earnings during Independence's fiscal year ended March 31, 2000.

Statements contained in this news release which are not historical facts are forward looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

As a result of the acquisition, Independence will have assets in excess of $6.1 billion, deposits of approximately $4.0 billion and will operate fifty banking offices located in the greater New York Metropolitan area, which includes the five counties of New York City and Nassau County that are served by the Bank and the Northern New Jersey counties of Essex, Union, Bergen, Hudson and Middlesex which were formerly served by Broad National.

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Contacts:
          Alan J. Cohen
          First Vice President, Investor Relations
          718/722-5400

          John B. Zurell
          Chief Financial Officer
          718/722-5420